Exhibit 99.1

Summit Hotel Properties Closes Acquisition of Hyatt Portfolio

Underwriters fully exercised option in recent offering of common stock

SIOUX FALLS, S. D.--(BUSINESS WIRE)--October 9, 2012--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced the closing of its acquisition of eight hotels containing an aggregate of 1,043 guestrooms (the “Hyatt Portfolio”) from certain affiliates of Hyatt Hotels Corporation (“Hyatt”) for a purchase price of $87.4 million.

		Number of
Hotel	Location	Rooms
Hyatt Place-Arlington	Dallas (Arlington), TX	127
Hyatt Place-Park Meadows	Denver (Lone Tree), CO	127
Hyatt Place-Denver Tech Center	Denver (Englewood), CO	126
Hyatt House-Denver Tech Center	Denver (Englewood), CO	135
Hyatt Place-Owings Mills	Baltimore (Owings Mills), MD	123
Hyatt Place-Lombard	Chicago (Lombard), IL	151
Hyatt Place-Phoenix	Phoenix, AZ	127
Hyatt Place-Scottsdale	Scottsdale, AZ	127
	Total	1,043

The Company has entered into an agreement with Select Hotels Group, L.L.C., an affiliate of Hyatt, to operate each hotel.

For the twelve-month period ended June 30, 2012, on a weighted-average basis, the hotels in the Hyatt Portfolio had occupancy of 74.0%, an average daily rate (“ADR”) of $96.42 and revenue per available room (“RevPAR”) of $71.35.

“Our ability to execute accretive acquisitions effectively and efficiently is paramount to bringing value to our investors,” said Dan Hansen, President and CEO of the Company.

Underwriter option exercised in full

As previously disclosed, the underwriters of the Company’s recent offering of common stock fully exercised their option to purchase an additional 1,800,000 shares. The offering, which closed October 3, 2012, was upsized by 20 percent to 12,000,000 shares, and the total number of shares sold, including the option shares, was 13,800,000. A portion of the net proceeds from the offering were used to fund the purchase price of the Hyatt Portfolio acquisition.

“We are very pleased with the execution of our first follow-on common stock offering,” said Mr. Hansen. “We continue to see terrific opportunities, and, with our expanded capacity, we are in a strong position to continue our growth.”

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a self-advised real estate investment trust (REIT) focused on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments. As of October 9, 2012, the Company’s hotel portfolio consisted of 81 hotels with a total of 8,576 guestrooms located in 21 states. Additional information about Summit may be found at the Company’s website, www.shpreit.com.

CONTACT:
Summit Hotel Properties, Inc.
Dan Boyum, VP – Investor Relations, 605-782-2015
dboyum@shpreit.com